Exhibit 99.77K
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SUB-ITEM 77K:  Changes in registrant's certifying accountant


         On May 4, 2005, Deloitte & Touche LLP was removed as the independent registered public accounting firm for the CM Advisers Fund ("Fund") of the CM Advisers Family of Funds. Deloitte & Touche LLP was previously engaged as the independent registered public accounting firm to audit the Fund's financial statements.

         Deloitte & Touche LLP issued reports on the Fund's financial statements as of February 29, 2004 and February 28, 2005. Such reports did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

         The decision to remove Deloitte & Touche LLP was approved by the Fund's Audit Committee and ratified by the Fund's Board of Trustees.

         At no time preceding the removal of Deloitte & Touche LLP were there any disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report. At no time preceding the removal of Deloitte & Touche LLP did any of the events enumerated in paragraphs
(1)(v)(A) through (D) of Item 304(a) of Regulation S-K occur.

         The Fund engaged Briggs Bunting & Dougherty, LLP as its new independent registered public accounting firm on May 4, 2005. At no time preceding the engagement of Briggs Bunting & Dougherty, LLP did the Fund consult Briggs Bunting & Dougherty, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements, or
(ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

         The Fund has provided Deloitte & Touche LLP with a copy of these disclosures and has requested Deloitte & Touche LLP to furnish the Fund with a letter addressed to the Commission stating whether it agrees with the statements made by the Fund herein and, if not, stating the respects in which it does not agree.